THE GABELLI VALUE FUND INC.

                         EXHIBIT TO ITEM 77I

                   TERMS OF NEW OR AMENDED SECURITIES


The Gabelli Value Fund Inc. has authorized for issuance an additional class of shares of common stock and classified such shares as Class I Shares.


                                           CLASS I SHARES

Front-End Sales Load?                           No.

Contingent Deferred Sales Charge?               No.

Rule 12b-1 Fee                                 None.

Convertible to Another Class?                   No.

Fund Expense Levels                         Lower annual
                                            expenses than
                                            Class A, Class B
                                            or Class C Shares.

Each share of Class I common stock has preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as other share classes of the Gabelli Funds, except as otherwise stated above.